Exhibit 10.2

EXECUTION VERSION

November 16, 2023

Core Scientific, Inc.

210 Barton Springs Road

Suite 300

Austin, Texas 78704

Re: Backstop Commitment Letter

Ladies and Gentlemen:

Core Scientific, Inc. (the “Company” and together with its debtor affiliates, the “Debtors”) filed for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), which cases are being jointly administered under lead case no. 22-90341 (the “Chapter 11 Cases”).

The equity rights offering (“ERO”) shall be implemented in connection with a chapter 11 plan consistent with the terms of this backstop commitment letter (this “Backstop Commitment Letter”) and the terms of the mediated settlement set forth in the that certain Restructuring Support Agreement entered into between the Company and the other parties signatory thereto (the “RSA”), which shall be consistent with the terms set forth in the restructuring term sheet dated as of October 30, 2023 [Docket No. 1367], and otherwise reasonably satisfactory to the Requisite Commitment Parties (the “Plan”), pursuant to which the reorganization of the Debtors and related transactions, including an equity rights offering, will be implemented. Further reference is made to the Backstop Commitment Term Sheet, attached hereto as Exhibit A (the “Term Sheet”), which sets forth the terms and conditions upon which the Commitment Parties party hereto are willing to backstop the proposed ERO described therein and herein in order to facilitate the Debtors’ emergence from chapter 11. The Term Sheet is incorporated by reference as if set forth fully herein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.

This Backstop Commitment Letter shall be effective upon the execution and delivery by the Company and each Commitment Party of the signature pages attached hereto (which Commitment Parties shall provide $37.1 million in Backstop Commitments in the aggregate), subject to entry of the Backstop Order and execution of the RSA.

1.	Equity Rights Offering & Backstop Commitment.

(a) Subject to the terms and conditions set forth herein and in the Term Sheet, and pursuant to the Plan, among other things, the Debtors shall conduct the ERO by providing each Eligible Equity Holder (including the Commitment Parties, as applicable) subscription rights to purchase Common Stock issued pursuant to the Plan and available to be purchased in connection with the ERO, in an amount consistent with the Term Sheet. All Eligible Equity Holders shall have the right to participate in the ERO.

(b) Subject to the terms and conditions set forth herein and in the Term Sheet, each Commitment Party hereby severally, and not jointly, commits to: (i) to the extent such Commitment Party owns Existing Common Interests as of the date hereof, not sell its Existing Common Interests (other than as provided herein and in the Term Sheet), and (ii) purchase, on the Effective Date, its Backstop Commitment Percentage of any unsubscribed ERO Shares in an amount consistent with the Term Sheet. For the avoidance of doubt, any Commitment Party may, but is not obligated to, exercise subscription rights allocated to it in the ERO and any oversubscription rights.

(c) Subject to the terms and conditions set forth in the Term Sheet and herein, each Commitment Party shall fund its Backstop Commitment Deposit in cash to the Escrow Account within three business days following the entry of the Backstop Order (the “Deposit Deadline”). Each Commitment Party’s Backstop Commitment Deposit shall be subject to forfeiture upon a Funding Default by such Commitment Party as set forth in Section 11 herein. A Commitment Party shall be deemed to have voted to accept the Plan upon the funding of its Backstop Commitment Deposit to the Escrow Account by the Deposit Deadline (or thereafter, at the sole discretion of the Debtors).

(d) Within five business days following the Subscription Deadline, the Debtors shall deliver to each Commitment Party a Funding Notice providing: (i) the aggregate number of ERO Shares elected to be purchased by Eligible Equity Holders and the aggregate Per Share Price therefor; (ii) the aggregate number of unsubscribed ERO Shares (after any amounts raised from the exercise of oversubscription rights), if any, and the aggregate Per Share Price therefor; (iii) each Commitment Party’s Backstop Commitment Percentage and number of shares of Common Stock to be issued and sold to such Commitment Party, if any, pursuant to its Backstop Commitment, and the aggregate Per Share Price therefor; and (iv) if applicable, the number of ERO Shares such Commitment Party subscribed for in the ERO, if any, that such Commitment Party had not yet funded, and the aggregate Per Share Price therefor. Within three business days following receipt of the Funding Notice (the “Funding Date”), each Commitment Party shall fund to the Escrow Account its respective (1) Backstop Funding Amount, less such Commitment Party’s Backstop Commitment Deposit, and (2) Subscription Rights Funding Amount, if any, in each case as set forth in the Funding Notice. If the ERO is terminated for any reason or if any portion of the Backstop Commitments are unused, each Commitment Party’s Subscription Rights Funding Amount, if any, and Backstop Funding Amount, including its Backstop Commitment Deposit, shall be refunded to the applicable Commitment Party in full, in the case of termination, or in full or in part, in the case of unused Backstop Commitments, in each case with interest, as soon as practicable following termination or completion of the ERO, as applicable.

(e) The ERO will be made, and the ERO Shares issued thereunder will be issued and sold in reliance upon, the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code; provided that, all Common Stock issued in respect of the Backstop Commitments will be issued and sold in reliance upon the exemption from registration as a private placement provided by section 4(a)(2) of the Securities Act and/or the safe harbor of Regulation D, or such other exemption as may be available from any applicable registration requirements under the Securities Act. All Common Stock issued in respect of the Backstop Commitment Premium shall be issued and sold in reliance upon the exemption from registration under the Securities Act provided in section 1145 of the Bankruptcy Code.

(f) Each Commitment Party, if any, that receives 10 percent or more of the shares of Common Stock issued under the Plan and the ERO or that cannot sell its shares under Rule 144 under the Securities Act without volume or manner of sale restrictions shall be entitled to customary registration rights with respect to such Common Stock, pursuant to a registration rights agreement in a form agreed to by the Effective Date and entered into as soon as practicable following the Effective Date, by Reorganized Core and such Commitment Party. A form of a registration rights agreement, which shall be consistent with the terms herein and in the Term Sheet, shall be filed with the Bankruptcy Court as part of the Plan Supplement, if applicable.

(g) The Commitment Parties, and by countersigning this Backstop Commitment Letter, the Debtors, hereby, severally and not jointly, agree to cooperate and negotiate in good faith the terms and conditions of the Common Stock issued to the Commitment Parties in respect of the ERO and the Backstop Commitments and the documents and agreements governing the procedures and arrangements for the ERO, including, without limitation, the ERO Procedures, which shall be in form and substance reasonably acceptable to the Requisite Commitment Parties.

2.	[RESERVED]

3.	Termination.

Subject to the terms and conditions set forth in the Term Sheet, this Backstop Commitment Letter may terminate at any time prior to the Effective Date upon the occurrence of a Mutual Termination or a Termination Event and, in the event of a specified Termination Event set forth in the Term Sheet, the Company shall pay to the Commitment Parties the Termination Payment. The payment of the Termination Payment is an integral part of the transactions contemplated by this Backstop Commitment Letter and, without such Termination Payment, the Commitment Parties would not have entered into this Backstop Commitment Letter. The Termination Payment, to the extent not paid, is intended to and shall constitute an allowed administrative expense of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code under the Backstop Order. If, following the entry of the Backstop Order, this Backstop Commitment Letter is terminated, nothing contained herein shall limit or restrict the Commitment Parties from seeking allowance and payment of any unpaid Termination Payment as an administrative expense of the Debtors’ estates under the Bankruptcy Code, including under sections 503(b) and 507 thereof. Subject to entry of the Backstop Order, the Debtors’ obligations with respect to the Termination Payment (to the extent payable) and the Indemnification Obligations shall survive the termination of this Backstop Commitment Letter indefinitely and shall remain in full force and effect.

4.	Backstop Commitment Premium.

The Debtors shall pay to the Commitment Parties on the Effective Date the Backstop Commitment Premium in accordance with the Term Sheet. The payment of the Backstop Commitment Premium is an integral part of the transactions contemplated by this Backstop Commitment Letter and, without the Backstop Commitment Premium, the Commitment Parties would not have entered into this Backstop Commitment Letter. The Backstop Commitment Premium, to the extent not paid, is intended to and shall constitute an allowed administrative expense of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code under the Backstop Order. If, following the entry of the Backstop Order, this Backstop Commitment Letter is terminated, nothing contained herein shall limit or restrict the Commitment Parties from seeking allowance and payment of any unpaid Backstop Commitment Premium as an administrative expense of the Debtors’ estates under the Bankruptcy Code, including under sections 503(b) and 507 thereof.

5. Indemnification.

(a) Subject to entry of the Backstop Order, the Debtors, including as reorganized pursuant to the Plan (each, an “Indemnifying Party”), shall jointly and severally indemnify, defend and hold harmless each Commitment Party and each Commitment Party’s affiliates and each of its respective officers, directors, managers, partners, stockholders, members, employees, advisors, agents and other representatives and any affiliate of the foregoing, and each of their respective successors and assigns (each, an “Indemnified Party”) from and against, and shall promptly reimburse each Indemnified Party for, all losses, damages, liabilities and reasonable and documented costs and expenses (collectively, “Losses”), including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and expenses and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to each group of affected Indemnified Parties similarly situated (taken as a whole), arising or resulting from or in connection with (i) any action, suit, proceeding, claim, challenge, litigation, investigation, or demand (collectively, “Claims”), in each case, brought by a third-party, related to or arising from this Backstop Commitment Letter, the ERO, or the transactions contemplated thereby irrespective of whether or not the transactions contemplated by this Backstop Commitment Letter or the ERO are consummated or whether or not this Backstop Commitment Letter is terminated; and (ii) the Confirmation Order being reversed, dismissed, or vacated (clauses (i) and (ii) collectively, the “Indemnification Obligations”), up to the dollar amount of each Commitment Party’s Backstop Commitment, which shall be no more than $55 million in the aggregate for all Commitment Parties; provided that, the Indemnification Obligations shall exclude any Losses found by a final judgment of a court of competent jurisdiction to arise from an Indemnified Party’s bad faith, gross negligence, fraud, or a material breach of the obligations of such Commitment Party under this Backstop Commitment Letter. In addition, the Indemnification Obligations shall exclude any Claim by one Commitment Party against another Commitment Party.

(b) Each Indemnified Party entitled to indemnification hereunder shall (i) give prompt written notice to the Indemnifying Party of any Claim with respect to which it intends to seek indemnification or contribution pursuant to this Backstop Commitment Letter and (ii) permit such Indemnifying Party to assume the defense of such Claim with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party; provided that, the failure to so notify any Indemnifying Party will not relieve any Indemnifying Party from any liability that any Indemnifying Party may have hereunder except to the extent such Indemnifying Party has been materially prejudiced by such failure; provided further that, any Indemnified Party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such Claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party shall have failed to assume the defense of such Claim within a reasonable time following delivery of the written notice of the Indemnified Party with respect to such Claim or failed to employ counsel reasonably satisfactory to such Indemnified Party or (z) in the reasonable judgment of such Indemnified Party, based upon advice of its counsel, a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such Claim (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such Claim on behalf of such Indemnified Party). In connection with any settlement negotiated by an Indemnifying Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (i) enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a full and unconditional release from all liability in respect to such Claim or litigation, (ii) enter into any settlement that attributes or admits liability or fault to the Indemnified Party, or (iii) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. In addition, without the consent of the Indemnified Party, no Indemnifying Party shall be permitted to consent to entry of any judgment or enter into any settlement which provides for any action or restriction on the part of the Indemnified Party other than the payment of money damages which are to be paid in full by the Indemnifying Party. If an Indemnifying Party fails or elects not to assume the defense of a Claim or is not entitled to assume or continue the defense of such Claim pursuant to the foregoing, the Indemnified Party shall have the right (without prejudice to its right of indemnification hereunder), in its discretion, to contest, defend and litigate such Claim and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided that, at least 10 days prior to any settlement, written notice of its intention to settle is given to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees (at the expense of the Indemnifying Party) to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest; provided that, such cooperation shall not include the provision of any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on such Indemnified Party. If such indemnification is for any reason not available or is insufficient to hold an Indemnified Party harmless, each Indemnifying Party agrees to contribute to the Indemnified Liabilities to which the Indemnified Party may be subject in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by each Indemnifying Party and each Indemnified Party with respect to the Backstop Commitments or, if such allocation is judicially determined to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of each Indemnifying Party on the one hand and of each Indemnified Party on the other hand; provided that, to the extent permitted by applicable law, an Indemnified Party shall not be responsible for amounts which in the aggregate are in excess of the amount of all premiums and fees actually received by the Indemnified Party from the Indemnifying Party in connection with the Backstop Commitments, including, without limitation, the Backstop Commitment Premium and the Termination Payment. Relative benefits to an Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, with respect to the Backstop Commitments shall be deemed to be in the same proportion as (i) the total value paid or received or proposed to be paid or received by the Indemnifying Party pursuant to the issuance and sale of the Common Stock contemplated by this Backstop Commitment Letter bears to (ii) all premiums and fees actually received by the Indemnified Parties in connection with the Backstop Commitments, including, without limitation, the Backstop Commitment Premium and the Termination Payment. Subject to entry of the Backstop Order, the terms set forth in this Section 5 shall survive termination of this Backstop Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated hereby are consummated.

6.	Consent Rights.

Subject to the terms and conditions set forth herein, the Requisite Commitment Parties shall have the consent rights set forth in the Term Sheet.

7.	Representations and Warranties.

(a) The Debtors hereby represent and warrant to the Commitment Parties, subject to any limitations or approval arising from or required in connection with the Chapter 11 Cases, as set forth below:

(i)

the Debtors are validly existing and in good standing under the laws of their jurisdiction of incorporation or organization, and have all requisite organizational power and authority to execute this Backstop Commitment Letter, carry out the transactions contemplated hereby and perform the obligations contemplated hereunder, and the execution and delivery of this Backstop Commitment Letter and the performance of the Debtors’ obligations hereunder have been duly authorized;

(ii)

the execution and delivery of and performance under this Backstop Commitment Letter does not and will not (a) violate any provision of law, rule or regulation applicable to the Debtors, (b) does not violate any of the Debtors’ charter or bylaws (or other similar governing documents), (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which the Debtors are a party, or (d) require any consent, approval or similar authorization by any federal, state or governmental authority or regulatory body, except (I) such filings that may be necessary in connection with the Chapter 11 Cases and (II) such filings as may be necessary or required for disclosure by the U.S. Securities and Exchange Commission (“SEC”) or other securities regulatory authorities under applicable securities laws, except, with respect to clauses (a), (c), and (d) above, as would not, individually or in the aggregate, reasonably be expected to (x) be materially adverse to the Debtors, taken as a whole, or (y) adversely affect in any material respect the Debtors’ ability to perform their obligations under this Backstop Commitment Letter;

(iii)

this Backstop Commitment Letter is the legally valid and binding obligation of the Debtors, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court;

(iv)	the Common Stock to be issued pursuant to the Plan and in connection with the ERO will, when delivered, be duly and validly authorized, issued and delivered;

(v)

the Debtors acknowledge and agree that the transactions contemplated hereunder are arm’s-length and each Commitment Party is acting solely in the capacity of an arm’s-length contractual counterparty to the Debtors in respect thereof;

(vi)

the Debtors are compliant in all material respects with all applicable securities laws and have filed all required reports, schedules, forms and statements with the SEC and each of the foregoing documents filed since January 1, 2023 (the “SEC Filed Documents”);

(vii)	no Material Adverse Effect has occurred or exists since June 8, 2023;

(viii)	none of the Debtors is an “investment company” as defined in the Investment Company Act of 1940;

(ix)

none of the Debtors are party to any contract with any person that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the ERO;

(x)

other than the Chapter 11 Cases and any adversary proceedings or contested matters commenced in connection therewith, none of the Debtors are party to, nor their property subject of, any pending or threatened material legal, governmental, administrative, judicial or regulatory investigations, actions, claims, or similar proceedings, which, if adversely determined, would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(xi)

in each case solely to the extent that the failure of the following such representation to be true would result in a material liability of the Debtors for taxes following the Effective Date, the Debtors (a) have filed or caused to be filed all material tax returns required to have been filed and each such tax return is true and correct in all material respects, (b) have timely paid or caused to be timely paid all material taxes or assessments due and payable with respect to all periods or portions thereof ending on or before the date hereof, (c) have complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes, and (d) other than in connection with the Chapter 11 Cases or to the extent the Debtors are sufficiently reserved in accordance with GAAP, are not subject to any asserted claims with respect to any material taxes, no presently effective waivers or extensions of statutes of limitation with respect to material taxes have been given or requested, and no material tax returns are being audited or examined;

(xii)

except as disclosed in the SEC Filed Documents, the Debtors have established and maintain a system of internal controls over financial reporting that comply with the requirements of the Exchange Act and which have been designed to provide reasonable assurances regarding the reliability of financial reporting in accordance with GAAP, and there are no material weaknesses in the Debtors’ internal control over financial reporting as of the date hereof; and

(xiii)

except as disclosed in the SEC Filed Documents, the Debtors have established and maintain disclosure controls and procedures designed to ensure that information required to be disclosed by the Debtors in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms.

(b) Each Commitment Party, severally (in accordance with its Backstop Commitment Percentage) and not jointly, represents and warrants as to itself only as set forth below:

(i)

such Commitment Party, if an entity, is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite organizational power and authority to execute this Backstop Commitment Letter, carry out the transactions contemplated hereby and perform the obligations contemplated hereunder, and the execution and delivery of this Backstop Commitment Letter and the performance of the Commitment Party’s obligations hereunder have been duly authorized;

(ii)

the execution and delivery of and performance under this Backstop Commitment Letter does not and will not (a) violate any provision of law, rule or regulation applicable to such Commitment Party or its charter or bylaws (or other similar governing documents), as applicable, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which such Commitment Party is a party, or (c) require any consent, approval or similar authorization by any federal state or governmental authority or regulatory body, except, with respect to clause (b), as would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Commitment Parties’ ability to perform their obligations under this Backstop Commitment Letter;

(iii)

this Backstop Commitment Letter is the legally valid and binding obligation of the Commitment Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court;

(iv)

such Commitment Party understands that (a) the issuance of the Common Stock issued on account of the Backstop Commitments has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, and (b) such Common Stock cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available;

(v)

such Commitment Party is acquiring Common Stock in respect of its Backstop Commitment for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities laws;

(vi)	such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act;

(vii)	such Commitment Party has independently evaluated the merits and risks of its investment in the Common Stock attributable to it Backstop Commitment; and

(viii)

such Commitment Party will have sufficient immediately available funds to perform all of its obligations under this Backstop Commitment Letter, including the ability to timely make and complete the payment of the aggregate purchase price for such Commitment Party’s Backstop Commitment and Backstop Commitment Deposit.

8.	Interim Operating Covenant.

Prior to and through the Effective Date, the Debtors shall continue to operate their businesses and transact in respect of their businesses as set forth in the Term Sheet.

9.	Conditions Precedent to Funding.

The obligations of each Commitment Party to consummate the funding obligations, including release of any funds held in the Escrow Account with respect to the funding obligations, under this Backstop Commitment Letter shall be subject to the satisfaction of each of the Conditions Precedent set forth in the Term Sheet.

10.	Transfer and Assignment; Third Party Beneficiaries.

No Debtor may assign its rights, interests or obligations hereunder without the prior written consent of the Requisite Commitment Parties and any purported assignment by the Debtors in violation of this Section 10 shall be void ab initio. Each Commitment Party may transfer or assign all or any portion of its respective Backstop Commitment hereunder to any other Commitment Party in accordance with and subject to the terms and conditions of the Term Sheet; provided that, such transferee and the transferring Commitment Party shall have duly executed and delivered to the Notice Parties written notice of such transfer; provided further, that the transferor shall remain liable for (and shall continue to have the financial wherewithal to satisfy) the full amount of its Backstop Commitment (including the portion so transferred in the event that the transferee defaults on its obligation). Upon the effectiveness of any transfer of all or a portion of a Backstop Commitment: (i) the transferor shall be deemed to relinquish its rights under this Backstop Commitment Letter to the extent of such transferred rights and obligations, (ii) the transferee shall be fully bound with respect to the transferred Backstop Commitment and shall have made its Backstop Commitment Deposit, and (iii) the relevant portion of the transferor’s Backstop Commitment Deposit, including interest, shall be refunded to it within one business day following such effectiveness. Except as provided in Section 5 hereof with respect to the Indemnified Parties, this Backstop Commitment Letter is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Backstop Commitment Letter.

11.	Funding Default.

(a) Upon the occurrence of the failure by any Commitment Party to timely pay the applicable purchase price in respect of its Backstop Commitment (such failure, a “Funding Default”) in accordance with Section 1(c) herein, the Commitment Parties (other than any Commitment Party that causes a Funding Default (a “Defaulting Commitment Party”)) shall have the right, but not the obligation, within five business days after receipt of written notice from the Company to all Commitment Parties of such Funding Default, which notice shall be given as promptly as practicable following the occurrence of such Funding Default (such five business day period, the “Replacement Period”), to elect, by written notice to the Company, to purchase all or any portion of the Common Stock attributable to such Defaulting Commitment Party’s Backstop Commitment (such purchase, a “Replacement Purchase”) on the terms and subject to the conditions set forth in this Backstop Commitment Letter (such Commitment Parties, the “Replacing Commitment Parties”). If the Company receives more than one written notice of a Replacement Purchase election, the Company will accept such Replacement Purchases in the order they are received until the Funding Default is replaced in whole or such Replacement Purchases are otherwise exhausted, subject to Paragraph (e) of this Section 11. The purchase price paid by any Replacing Commitment Party in connection with a Replacement Purchase shall be equal to the applicable purchase price in respect of such Defaulting Commitment Party’s Backstop Commitment, less such Defaulting Commitment Party’s Backstop Commitment Deposit.

(b) A Defaulting Commitment Party’s Backstop Commitment Deposit shall be forfeited to the Company without any consideration therefor.

(c) If a Commitment Party is a Defaulting Commitment Party, or is otherwise in breach of its obligations hereunder, it shall not be entitled to any of the Backstop Commitment Premium or the Termination Payment hereunder; provided that, for the avoidance of doubt, this Section 11(c) shall not be deemed to limit any Commitment Party’s obligations under Section 1(b)(ii).

(d) Nothing in this Backstop Commitment Letter shall require any Commitment Party to fund more than its Backstop Commitment; provided that, if a Commitment Party makes an election to cover a Defaulting Commitment Party, such election shall be binding, and failure to fund any such cover amount in accordance with this Section 11 shall constitute a Funding Default.

(e) Notwithstanding anything to the contrary set forth in Section 3 but subject to Section 14, no provision of this Backstop Commitment Letter shall relieve any Defaulting Commitment Party from liability hereunder, including for liability for the consequences of its breach, or limit the availability of the remedies available to the non-defaulting Commitment Parties hereto, and such non-defaulting Commitment Parties can enforce rights or damages and/or specific performance upon the failure to timely fund by the Defaulting Commitment Party.

(f) A Defaulting Commitment Party will not be entitled to any Backstop Commitment Premium or any other amounts that the Commitment Parties may be entitled to under the Term Sheet or as may be provided herein, even if such Defaulting Commitment Party subsequently funds the applicable purchase price with respect to its Backstop Commitment

(g) The Debtors may, in their discretion, withhold distributions under the Plan to any Defaulting Commitment Party.

(h) Upon a funding default, the Debtors may seek emergency relief from the Court seeking an order compelling any Defaulting Commitment Party to fund its Backstop Funding Amount, as required under the Term Sheet and herein, and the Commitment Parties, including any Defaulting Commitment Party, shall not object to such relief being heard on an emergency basis.

(i) The remedies available to the Debtors to enforce performance of any Defaulting Commitment Party are not mutually exclusive and the Debtors may utilize any and all remedies available to them to enforce this Backstop Commitment Letter against any Defaulting Commitment Party.

12.	[RESERVED]

13.	Plan Terms.

Subject to the terms and conditions set forth herein, the terms of the Plan shall be consistent with the terms set forth in the Term Sheet. This Section 13 is not a limitation on the consent rights of the Commitment Parties with respect to the Plan that are set forth in the Term Sheet.

14.	Governing Law; Jurisdiction.

This Backstop Commitment Letter shall be governed and construed in accordance with the laws of the State of New York. The parties hereto consent and agree that any action to enforce this Backstop Commitment Letter or any dispute, whether such dispute arises in law or equity, arising out of or relating to this Backstop Commitment Letter and the agreements, instruments and documents contemplated hereby and thereby shall be brought exclusively in the Bankruptcy Court, or if the Bankruptcy Court does not have jurisdiction to hear such action or dispute, any state or federal court located in the City and County of New York (the “Chosen Courts”). Each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or constitutional authority to finally adjudicate the matter. Without limiting the rights of any party hereto, each party acknowledges and agrees that the Debtors are entitled to seek damages from any Commitment Party that breaches its obligations under this Backstop Commitment Letter; provided that, each party hereto hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS BACKSTOP COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.	Amendments.

This Backstop Commitment Letter represents the final agreement and the entire understanding among the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior or contemporaneous agreements and understandings of the parties hereto. There are no unwritten oral agreements or understandings between the parties hereto relating to the subject matter hereof. This Backstop Commitment Letter may only be modified, amended, or supplemented by an agreement signed by the Debtors and the Requisite Commitment Parties; provided that: (a) the prior written consent of each Commitment Party adversely affected thereby shall be required for any amendment that would (i) modify such Commitment Party’s Backstop Commitment Percentage, (ii) alter the pricing terms set forth in the Term Sheet and/or this Backstop Commitment Letter, or (iii) have an adverse and disproportionate effect on such Commitment Party; (b) each Commitment Party’s prior written consent shall be required for any amendment that would increase its or the aggregate Backstop Commitment amount; and (c) each Commitment Party’s prior written consent shall be required to amend the definition of “Requisite Commitment Parties” or to amend this Section 15. Notwithstanding the foregoing, Exhibit A to the Term Sheet shall be revised as necessary without requiring a written instrument signed by the Debtors and the Requisite Commitment Parties to reflect changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of transfers permitted in accordance with the terms and conditions of this Backstop Commitment Letter.

16.	Counterparts.

This Backstop Commitment Letter may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to each other party (including via facsimile, portable document format (.pdf) or other electronic transmission), it being understood that each party need not sign the same counterpart.

17.	No Fiduciary Duties.

Notwithstanding anything to the contrary herein, the entry into this Backstop Commitment Letter and the transactions contemplated hereby shall not create any fiduciary duties between and among the Commitment Parties or other duties or responsibilities to each other, the Debtors, or any of the Debtor’s creditors or other stakeholders. Nothing in this Backstop Commitment Letter shall require the Debtors, nor the Debtors’ directors, managers, or officers, to take or refrain from taking any action (including terminating this Backstop Commitment Letter under Section 3), to the extent such person or persons determines, based on the advice of counsel, that taking, or refraining from taking, such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided that this Section 17 shall not impede any party’s right to terminate this Backstop Commitment Letter pursuant to Section 3.

18.	Specific Performance.

Each of the Debtors and the Commitment Parties agree that irreparable damage would occur if any provision of the Term Sheet or this Backstop Commitment Letter were not performed in accordance with the terms thereof and hereof, and that each of the parties hereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Backstop Commitment Letter or to enforce specifically the performance of the terms and provisions hereof or in the Term Sheet, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated herein, no right or remedy described or provided in the Term Sheet or herein is intended to be exclusive or to preclude a party thereto from pursuing other rights and remedies to the extent available under the Term Sheet or this Backstop Commitment Letter, at law or in equity.

19.	Notice.

Notwithstanding anything to the contrary herein, provision to Vinson & Elkins LLP of any notice that may be due or required to any Commitment Party, as set forth herein, shall constitute notice to such Commitment Party. Any notice required hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses (collectively, the “Notice Parties”):

WEIL, GOTSHAL & MANGES LLP

700 Louisiana Street, Suite 1700

Houston, Texas 77002

Facsimile: (713) 224-9511

Attn:	Alfredo R. Pérez
Clifford W. Carlson
Email:	alfredo.perez@weil.com
clifford.carlson@weil.com

And

767 Fifth Avenue

New York, New York 10153

Facsimile: (212) 310-8007

Attn:	Ray C. Schrock
Ronit J. Berkovich
Email:	ray.schrock@weil.com
ronit.berkovich@weil.com

And

VINSON & ELKINS LLP

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Facsimile: (212) 237-0100

Attn:	David Meyer
Lauren Kanzer
Email:	dmeyer@velaw.com; lkanzer@velaw.com

And

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Facsimile: (713) 758-2346

Attn:	Mark Kelly
Mike Telle
Sara Zoglman
Email:	mkelly@velaw.com; mtelle@velaw.com; szoglman@velaw.com

Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon confirmation of transmission.

[Signature Pages to Follow]

AGREED AND ACCEPTED AS OF THE DATE FIRST SET FORTH ABOVE:

CORE SCIENTIFIC, INC.

By:	/s/ Todd DuChene

Name:	Todd DuChene

Title:	Chief Legal and Administrative Officer

Date:	November 16, 2023

[Signature Page to Backstop Commitment Letter]

[Commitment Party signature pages on file with the Debtors]

[Signature Page to Backstop Commitment Letter]

EXECUTION VERSION

EXHIBIT A

Backstop Commitment Term Sheet

EXECUTION VERSION

CORE SCIENTIFIC, INC.

BACKSTOP COMMITMENT TERM SHEET

This backstop commitment term sheet (this “Term Sheet”) summarizes certain material terms and conditions of the proposed equity rights offering described herein (the “ERO”). This Term Sheet is not an offer or solicitation with respect to any securities of Core Scientific, Inc. (the “Company” and together with its debtor affiliates, the “Debtors”) or reorganized Core Scientific, Inc. (“Reorganized Core”) or any subsidiaries or affiliates thereof. Any such offer or solicitation shall comply with all applicable securities laws and/or provisions of Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The Commitment Parties (as defined below) shall backstop the ERO in accordance with the terms and conditions set forth in this Term Sheet and subject to execution of a backstop commitment letter acceptable to the Debtors and the Commitment Parties (as defined below) (the “Backstop Commitment Letter”).

Capitalized terms used but not otherwise defined shall have the meanings set forth in the Plan (as defined below).

THIS TERM SHEET SHALL BECOME EFFECTIVE UPON THE EXECUTION OF THE BACKSTOP COMMITMENT LETTER AND SHALL BE ANNEXED THERETO.

EQUITY RIGHTS OFFERING

Term	Description
Equity Rights Offering Overview:

The Debtors shall conduct an ERO of shares of Reorganized Core common stock (the “Common Stock” and such shares, the “ERO Shares”) for $55 million (which amount may be adjusted as agreed by the Debtors, the Requisite Commitment Parties (as defined below), and the majority of the Ad Hoc Noteholder Group, the “Rights Offering Amount”) at a price per share resulting from a 30% discount to the Plan equity value, based on a settlement Enterprise Value of $1.5 billion (the “Per Share Price”).[1]

The ERO shall be implemented in connection with a chapter 11 plan consistent with the terms of the Backstop Commitment Letter and the terms of the mediated settlement set forth in the that certain Restructuring Support Agreement entered into between the Company and the other parties signatory thereto (the “RSA”), which shall be consistent with the terms set forth in the restructuring term sheet dated as of October 30, 2023 [Docket No. 1367], and otherwise reasonably satisfactory to the Requisite Commitment Parties (the “Plan”), with each Commitment Party, as applicable, and Eligible Equity Holder (as defined below) receiving subscription rights to purchase Common Stock at the Per Share Price. ERO participants’ subscription rights will be allocated based on the participants’ pro rata share of the Existing Common Interests as of the applicable record date. ERO participants shall also have oversubscription rights to purchase additional unsubscribed ERO Shares. The ERO shall be open for subscriptions for a period of at least 21 days following the launch of the ERO (such expiration date, the “Subscription Deadline”). The Equity Committee and the Debtors shall work together in good faith and use commercially reasonable efforts to facilitate and maximize participation of Eligible Equity Holders in the ERO, including, without limitation, the Debtors’ retention of a solicitation agent or other similar professional reasonably acceptable to the Requisite Commitment Parties.

[1]	Plan equity value is estimated to be approximately $795 million, based on the settlement Total Enterprise Value of $1.5 billion and debt at exit of $705 million.

“Commitment Party” means each entity and individual identified on Exhibit A hereto.

“Eligible Equity Holder” means each holder of Existing Common Interests as of the applicable record date established in accordance with the Plan, including, for the avoidance of doubt, the Commitment Parties (as defined below).

Backstop Commitments:

The Commitment Parties will provide $37.1 million of commitments (the “Backstop Commitment”).

Each of the Commitment Parties commits (severally and not jointly) to:

(1) not sell its Existing Common Interests (other than as provided herein), if any; and

(2) to the extent the ERO (after giving effect to the exercise of oversubscription rights) does not raise funds equal to, or in excess of, the Backstop Commitment, purchase its Backstop Commitment Percentage (as defined below) of any unsubscribed ERO Shares in an aggregate amount equal to the difference between the Backstop Commitment and the total ERO proceeds.

Prior to entry into the Backstop Commitment Letter, each Commitment Party shall provide evidence reasonably satisfactory to the Company demonstrating its financial wherewithal to satisfy its Backstop Commitment Percentage.

No later than three business days following entry of the Backstop Order (as defined below), each Commitment Party will fund a good faith, cash deposit, equal to 10% of its respective Backstop Commitment, to an interest-bearing escrow account with an independent escrow agent (the “Escrow Account”) to be held until the Effective Date (the “Backstop Commitment Deposit”); provided that, the form of such agreement controlling the Escrow Account (the “Escrow Account Agreement”) shall provide for release of funds upon joint instruction from Vinson & Elkins LLP, as counsel to the Equity Committee, and the Debtors, and in accordance with the terms therein, and shall otherwise be in form and substance reasonably acceptable to the Requisite Commitment Parties; provided further that, the independent escrow agent shall be acceptable to the Requisite Commitment Parties and the Debtors.

“Commitment Parties” means the parties to the Backstop Commitment Letter providing the Backstop Commitment.

“Backstop Commitment Percentage” means the percentage of the aggregate Backstop Commitments that each Commitment Party has committed to, as set forth in the Backstop Commitment Letter. For the avoidance of doubt, the apportionment of the Backstop Commitment Percentage among the Commitment Parties shall be determined by the Commitment Parties in their sole discretion.

2

Backstop Commitment Premium:

The Debtors will pay the Commitment Parties on the Effective Date a backstop premium equal to 20% of the Backstop Commitment (the “Backstop Commitment Premium”), which shall be paid in Common Stock at the Per Share Price; provided that, to the extent the ERO and/or Plan is not consummated, the Backstop Commitment Premium shall not be payable. If the Backstop Commitment Letter is terminated due to a specified Termination Event (as defined below), the Commitment Parties shall receive the Termination Payment as provided herein. All amounts payable to the Commitment Parties in their capacities as such with respect to the Backstop Commitment Premium and the Termination Payment, as applicable, shall be paid based on each Commitment Party’s applicable Backstop Commitment Percentage. The Backstop Commitment Premium and the Termination Payment shall each be fully earned and nonrefundable (subject to the terms and conditions set forth herein) upon entry of the Backstop Order. Nothing herein limits the Debtors’ rights with respect to the Backstop Commitment Premium paid to any Commitment Party in the event of a breach by such Commitment Party of its obligations under the Backstop Commitment Letter.

Upon entry of the Backstop Order, the Backstop Commitment Premium shall constitute an allowed administrative expense of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.

Indemnification Obligations:	The indemnification obligations of the Debtors shall be as set forth in the Backstop Commitment Letter.

Commitment Party Consent Rights:

Each Commitment Party acknowledges that the Definitive Documentation (as defined below), to the extent filed with the Bankruptcy Court as of the date of the Backstop Commitment Letter, including all settlements described therein, are acceptable to it in all respects. Any subsequent material modifications and/or amendments to such Definitive Documentation must be reasonably acceptable to the Requisite Commitment Parties. For the avoidance of doubt, in no event shall the treatment of claims against or interests in the Debtors set forth in the Plan be modified absent the approval of the Requisite Commitment Parties, not to be unreasonably withheld.

The following must be reasonably acceptable to the Requisite Commitment Parties (except that the Backstop Order must be acceptable to the Requisite Commitment Parties):

(i)  the Backstop Order, the Disclosure Statement, the Disclosure Statement Approval Order, the Escrow Account Agreement, the subscription documentation procedures (the “ERO Procedures”), the Plan, the Plan Supplement (including the New Corporate Governance Documents of Reorganized Core and New Warrant Agreements), and the Confirmation Order (collectively, the “Definitive Documentation”);

(ii)  the terms of any settlements with (1) the Official Committee of Unsecured Creditors, (2) B. Riley Commercial Capital LLC, in its capacity as DIP Lender and general unsecured creditor and/or B. Riley Securities, Inc. in its capacity as general unsecured creditor, and (3) any litigation claimant resulting in an obligation to the Debtors’ estates in excess of $20 million;

(iii)   any material modifications to the settlements the Debtors have reached with the Ad Hoc Noteholder Group and the Holders of the Miner Equipment Lender Claims;

3

(iv) the Debtors’ entry into and terms of any other debt or equity financing arrangements for more than $20 million; and

(v)   any material modifications or changes to the Company’s business plan dated November 2023.

“Requisite Commitment Parties” means either (a) those Commitment Parties holding at least 50.1% in amount of the aggregate commitments of the Commitment Parties, or (b) the Equity Committee (acting at the direction of a majority of the members of the Equity Committee).

Registration Exemption:

The issuance of ERO Shares will be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code (except for any ERO Shares issued in respect of the Backstop Commitments). Any shares issued in respect of the Backstop Commitment Premium will be exempt from registration pursuant to section 1145 of the Bankruptcy Code. Any shares issued in respect of the Backstop Commitments will be exempt from registration as a private placement pursuant to Section 4(a)(2) of the Securities Act, and/or the safe harbor of Regulation D, or such other exemption as may be available from any applicable registration requirements.

Each Commitment Party is an “accredited investor” as defined in Rule 501 under the Securities Act and agrees to provide any other information necessary to verify such holder’s status as an “accredited investor”.

Registration Rights:

Each Commitment Party, if any, that receives 10% or more of the shares of Common Stock issued under the Plan and the ERO or cannot sell its shares under Rule 144 under the Securities Act without volume or manner of sale restrictions shall be entitled to customary registration rights with respect to such Common Stock, pursuant to a registration rights agreement in a form agreed to by the Effective Date and entered into as soon as practicable following the Effective Date, by Reorganized Core and such Commitment Party.

Any such registration rights agreement will provide customary piggy-back and demand registration rights to the applicable Commitment Parties (including, without limitation, rights regarding “shelf” registrations and underwritten offerings, but excluding any equity lines of credit or at-the-market offerings).

Transferability of Backstop Commitment:	Each Commitment Party may transfer all or any portion of its respective Backstop Commitment under the Backstop Commitment Letter to any other Commitment Party in accordance with the terms of the Backstop Commitment Letter.

Funding the Backstop Commitment; Failure to Fund Backstop Commitment:

Following the Subscription Deadline, the Debtors shall provide all Commitment Parties with a funding notice (the “Funding Notice”) stating the amount of funds such Commitment Party is obligated to provide with respect to its Backstop Commitment (the “Backstop Funding Amount”). Within three business days of receipt of the Funding Notice, each Commitment Party shall fund to the Escrow Account (1) its Backstop Funding Amount, less such Commitment Party’s Backstop Commitment Deposit, and (2) the aggregate Per Share Price for the ERO Shares issuable pursuant to its exercise of the subscription rights issued to it in the ERO (the “Subscription Rights Funding Amount”), if any.

4

The Commitment Parties agree that, among other things: (i) any Commitment Party that fails to timely fund its Backstop Commitment (a “Defaulting Commitment Party”) will be liable for the consequences of its breach, (ii) the non-defaulting Commitment Parties may elect to purchase all or any portion of the Common Stock attributable to such Defaulting Commitment Party’s Backstop Commitment, (iii) any Defaulting Commitment Party shall forfeit all of its Backstop Commitment Deposit, (iv) the Debtors may, in their discretion, and with Bankruptcy Court approval, withhold distributions under the Plan to any Defaulting Commitment Party, and (v) the non-defaulting Commitment Parties can enforce rights or damages and/or specific performance upon the failure to timely fund by the Defaulting Commitment Party.

A Defaulting Commitment Party will also not be entitled to any Backstop Commitment Premium or any other amounts that the Commitment Parties may be entitled to under the Backstop Commitment Letter or as may be provided herein, even if such Defaulting Commitment Party subsequently funds its Subscription Rights Funding Amount.

Upon a funding default, the Debtors may seek emergency relief from the Court seeking an order compelling any Defaulting Commitment Party to fund its Backstop Funding Amount, as required under the Backstop Commitment Letter and herein, and the Commitment Parties, including any Defaulting Commitment Party, shall not object to such relief being heard on an emergency basis.

The remedies available to the Debtors to enforce performance of any Defaulting Commitment Party are not mutually exclusive and the Debtors may utilize any and all remedies available to them to enforce the Backstop Commitment Letter against any Defaulting Commitment Party.

ERO Shortfall:	If, after taking into account the exercise of subscription rights and oversubscription rights and application of the Backstop Commitment, the amounts raised from the ERO are less than the Rights Offering Amount, up to approximately 5.1% of the Reorganized Core Common Stock may be distributed to the Exit Delayed Draw Term Loan lenders and/or the Ad Hoc Noteholder Group, as further set forth in the RSA.

Requirement to Vote to Accept the Debtors’ Plan:	The Commitment Parties shall vote to accept the Plan. To the extent any Commitment Party votes against the Plan, or does not timely vote to accept the Plan (a “Voting Default” and any such Commitment Party a “Voting Default Party”), such Voting Default Party shall not be entitled to receive its share of the Backstop Commitment Premium or Termination Payment, as applicable. For the avoidance of doubt, (i) only a Voting Default Party shall have its share of the Backstop Commitment Premium or Termination Payment forfeited, (ii) a Voting Default will not impact any of the Commitment Parties’ (including any such Voting Default Party) obligations under this agreement, including the Commitment Parties’ obligations to fund their respective Backstop Funding Amount, and (iii) in no event shall a Voting Default be construed as a Company Termination Event.

Commitment Parties’ Certifications:

Each Commitment Party will certify that it (individually and not jointly) is:

(i)  an “accredited investor” within the meaning of the Securities Act;

(ii)  making an independent investment decision; and

(iii)   has sufficient funds to support its Backstop Commitment and provide evidence of its financial wherewithal if requested by the Company.

5

Interim Operating Covenant:	Prior to and through the Effective Date, except as set forth in the Backstop Commitment Letter or the Plan, or with the written consent of the Requisite Commitment Parties, the Debtors (x) shall continue operating their businesses in the ordinary course consistent with the Company’s business plan dated November 2023 in all material respects and use their commercially reasonable efforts to preserve intact their current material business organizations and make any required filing with the SEC within the time period required, and (y) shall not enter into any new, nor materially modify or amend any existing contracts, transactions or arrangements that are material to the Debtors’ businesses, except as contemplated in the business plan dated November 2023. For the avoidance of doubt, the threshold for materiality regarding the Debtors’ contracts, transactions and arrangements in clause (y) above is any contract, transaction or arrangement that is reasonably estimated to result in an obligation of the Debtors of 15% in excess of annual expenses or 15% below annual revenues of the Debtors.

Effectiveness of Backstop Commitment Letter:	The Backstop Commitment Letter and the respective Backstop Commitments thereunder shall become effective upon execution and delivery of the Backstop Commitment Letter by the Company and each Commitment Party, subject to entry of the Backstop Order; provided that, funding the Backstop Commitments shall be subject to satisfaction of the Conditions Precedent below.

Definitive Documentation:	The Commitment Parties and the Debtors will negotiate the Backstop Commitment Letter and Definitive Documentation necessary to complete the transactions contemplated herein in good faith. The Definitive Documentation shall be in form and substance consistent with the terms and conditions set forth on this Term Sheet.

Conditions Precedent to Funding:

The Commitment Parties’ obligations to consummate funding of the ERO, as applicable, including the release of funds from the Escrow Account, shall be subject to written confirmation (not to be unreasonably withheld, conditioned or delayed) from the Requisite Commitment Parties regarding the satisfaction of the following conditions precedent (which may be by email from counsel to the Requisite Commitment Parties) (the “Conditions Precedent”):

(i) the Backstop Commitment Letter shall be effective by its terms;

(ii)  the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Requisite Commitment Parties, authorizing the Company (on behalf of itself and the other Debtors) to execute and deliver the Backstop Commitment Letter, including the authorization of the Backstop Commitment Premium, the Termination Payment, and Indemnification Obligations and providing that the Backstop Commitment Premium, Termination Payment (if applicable), and Indemnification Obligations shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in the Backstop Commitment Letter without further order of the Bankruptcy Court (the “Backstop Order”), and no order staying the Backstop Order shall be in effect;

(iii)  the Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Requisite Commitment Parties, approving the Disclosure Statement, the ERO Procedures, and the solicitation with respect to the Plan (the “Disclosure Statement Approval Order”);

6

(iv) the Bankruptcy Court shall have entered an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, in form and substance reasonably acceptable to the Requisite Commitment Parties, confirming the Plan (the “Confirmation Order”), and such Confirmation Order has not been reversed, stayed, modified, or amended and no order staying such Confirmation Order shall be in effect;

(v)   the Effective Date shall have occurred in accordance with the terms and conditions set forth in the Plan and in the Confirmation Order;

(vi) the ERO shall have been conducted in accordance with the ERO Procedures and the Backstop Commitment Letter, and the offering period shall have expired in accordance with the ERO Procedures;

(vii)  the Company shall have used reasonable best efforts to obtain approval for the listing of the Common Stock (including, for the avoidance of doubt, the ERO Shares) on a national securities exchange;

(viii)  no law or order shall have been issued or become effective that prohibits the implementation of the Plan, ERO, or any other transactions contemplated by the Backstop Commitment Letter;

(ix) the receipt of the Funding Notice by the Commitment Parties from the Debtors or administrative agent conducting the ERO;

(x)   no Material Adverse Effect[2] shall have occurred;

[2]

“Material Adverse Effect” shall mean any event, change, effect, circumstance, occurrence, development, condition, result, state of facts or change of facts (“Event”) occurring after the date of the entry of the Backstop Order, that, individually or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (i) the Company’s ability to implement the ERO or (ii) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole; except, for purposes of clause (ii), to the extent that such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (a) any change in global, national, or regional political conditions (including, without limitation, civil unrest, riots, hostilities, acts of war, sabotage, terrorism (including, without limitation, any cyberattack) or military actions or any escalation or material worsening of any such actions), (b) any change in global, national or regional financial or economic conditions or legislation affecting the industries, regions or markets in which the Debtors operate, including, without limitation, any change in the United States or applicable foreign economies or securities, commodities financial markets or legislation (including, without limitation, any changes or developments in prices for cryptocurrency, but not including any legislation or regulation related to cryptocurrency that would render the Debtors’ operations, taken as a whole, noncompliant with any law, regulation, rule, or otherwise), (c) any changes in the market price or trading volume of the claims or debt or equity securities of the Company or any other Debtor, (d) any act of God or other calamity or force majeure event (whether or not declared as such), including, without limitation, any strike, labor dispute, civil disturbance, embargo, natural disaster, fire, flood, hurricane, tornado or other weather event, epidemic, pandemic, disease outbreak (including, without limitation, COVID-19, SARSCoV- 2 virus or any mutation or variation thereof), (e) any changes after the date of entry of the Backstop Order in applicable law or GAAP or the interpretation or enforcement thereof, (f) the filing or pendency of the Chapter 11 Cases, or (g) any matters disclosed in any first day pleadings or declarations to the extent made available to the Commitment Parties prior to the date of entry of the Backstop Order; provided that exceptions set forth in clauses (a) through (e) of this definition shall not apply to the extent that such Event is disproportionately adverse to the Debtors, taken as a whole, as compared to other companies operating in the industries or participating in the markets in which the Debtors operate or participate, as applicable.

7

(xi) the Debtors shall have paid, or shall be prepared to pay, the Backstop Commitment Premium;

(xii)  all consents, approvals, and notices to be made or obtained from any governmental or regulatory authority, if any, shall have been obtained or filed; and

(xiii)  the Requisite Commitment Parties have approved the Definitive Documentation, in form and substance.

Termination of Backstop Commitment Letter:

The Backstop Commitment Letter may be terminated at any time prior to the Effective Date by mutual written consent of the Company and the Requisite Commitment Parties (a “Mutual Termination”).

Upon the occurrence of a Mutual Termination or a Termination Event (as defined below), all of the Commitment Parties’ and Debtors’ obligations under the Backstop Commitment Letter shall automatically terminate; provided that, such termination shall not relieve a party of liability for any pre-termination breach, or (subject to entry of the Backstop Order) relieve the Debtors of any obligations with respect to the Termination Payment (to the extent payable) and Indemnification Obligations.

Upon the termination of the Backstop Commitment Letter (other than a Mutual Termination or a termination by the Requisite Commitment Parties due to the occurrence of a Termination Event in clauses (i), (ii), (iii) (but only if such termination occurs as a result of any action by a Commitment Party or due to a failure of a Commitment Party to act in accordance with its obligations) (iv), (viii), (ix) or (x) or by the Company due to the occurrence of a Termination Event in clauses (iii), (iv), (v) or (vi)), the Company shall pay or cause to be paid to the Commitment Parties a non-refundable payment in cash in immediately available funds in an aggregate amount equal to 5% of the Backstop Commitment (the “Termination Payment”), provided, however, that the Commitment Parties shall not be entitled to the Termination Payment if the Backstop Commitment Letter is terminated due to the Debtors’ failure to satisfy any of the milestones set forth below (except for failure to meet the Outside Date). The Termination Payment shall be allocated to the Commitment Parties based on their Backstop Commitment Percentage.

“Termination Event” shall include, subject to the Backstop Commitment Letter, the occurrence of any of the following:

Termination by the Requisite Commitment Parties (upon written notice):

(i)  the Bankruptcy Court has not entered the Disclosure Statement Approval Order by December 5, 2023 (as may be extended with the prior written consent of the Requisite Commitment Parties, not to be unreasonably withheld);

8

(ii)  the Bankruptcy Court has not entered the Confirmation Order by January 19, 2024 (as may be extended with the prior written consent of the Requisite Commitment Parties, not to be unreasonably withheld);

(iii)   the Effective Date has not occurred by 11:59 p.m. (Central Time) on February 19, 2024 (as may be extended with the prior written consent of the Requisite Commitment Parties (the “Outside Date”));

(iv) any of the Disclosure Statement Approval Order, the Confirmation Order, or the Backstop Order are reversed, stayed, dismissed, vacated or reconsidered or are modified or amended in any material respect without the Requisite Commitment Parties’ prior written consent;

(v)   any material breach of the Backstop Commitment Letter by the Debtors (which, for the avoidance of doubt, does not include any other Termination Event listed herein), to the extent not otherwise cured or waived after the delivery of written notice thereof by the Requisite Commitment Parties and such breach has not been cured within 10 business days;

(vi) the Debtors solicit, or support, or the Bankruptcy Court approves or authorizes, an alternative transaction that is inconsistent with the transactions contemplated in this Term Sheet, the Backstop Commitment Letter, and the Plan;

(vii)  the material and adverse (to the Commitment Parties) amendment or modification, or the filing by the Debtors of a pleading seeking authority to such amendment or modification, of the Backstop Commitment Letter, the Plan, the Disclosure Statement or any other Definitive Documentation, without the consent of the Requisite Commitment Parties;

(viii)  any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making it illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated in this Term Sheet or any of the Definitive Documentation in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Requisite Commitment Parties;

(ix) any of the Debtors’ Chapter 11 Cases are dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court enters an order in any of the Chapter 11 Cases appointing an examiner or trustee (other than a fee examiner and only to the extent such examiner is granted powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code and such powers entitle the examiner to exercise control over the Debtors’ operations) under Section 1104 of the Bankruptcy Code to oversee or operate the Debtors in the Chapter 11 Cases; or

9

(x)   the occurrence, since the date of the Backstop Commitment Letter, of a Material Adverse Effect.

Termination by Company (upon written notice):

(i)  the Bankruptcy Court has not entered the Confirmation Order by January 19, 2024 (as may be extended with the prior written consent of the Requisite Commitment Parties);

(ii)  the Effective Date has not occurred by 11:59 p.m. (Central Time) on the Outside Date;

(iii)   any of the Disclosure Statement Approval Order, the Confirmation Order, or the Backstop Order are reversed, stayed, dismissed, vacated or reconsidered or is modified or amended without the Company’s acquiescence or prior written consent (not to be unreasonably withheld, conditioned or delayed);

(iv) any material breach of the Backstop Commitment Letter by the Commitment Parties (to the extent not otherwise cured or waived in accordance with the terms thereof within 10 business days) that results in the inability of the Commitment Parties, taken as a whole, to comply with their obligations to fund the Backstop Commitment;

(v)   any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order making it illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated in this Term Sheet or any of the Definitive Documentation in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors;

(vi) any of the Debtors’ Chapter 11 Cases are dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court enters an order in any of the Chapter 11 Cases appointing an examiner or trustee (other than a fee examiner and only to the extent such examiner is granted powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code and such powers entitle the examiner to exercise control over the Debtors’ operations) under Section 1104 of the Bankruptcy Code to oversee or operate the Debtors in the Chapter 11 Cases; or

(vii)  the board of directors, board of managers, the Special Committee, or such similar governing body of any entity constituting the Company reasonably determines in good faith after consultation with outside counsel that continued performance under this would be inconsistent with the exercise of its fiduciary duties under applicable law (such determination, a “Fiduciary Out”).

For the avoidance of doubt, neither the ERO being undersubscribed, nor a Voting Default shall constitute a Termination Event.

10

CERTAIN PLAN TERMS

Releases and Exculpations:	The Plan shall contain usual and customary releases, exculpation (other than with respect to Eligible Equity Holders), and injunction provisions, including, without limitation, mutual releases among the Debtors, the Commitment Parties, Eligible Equity Holders, the Official Committee of Equity Security Holders, and each of their related parties, each in their capacity as such.

Governance of the Reorganized Debtors:

As further set forth in the RSA, the initial board of directors (the “New Board”) of Reorganized Core shall consist of five members. The composition of the New Board shall be consistent with the following:

(i)  the Equity Committee shall select one of five directors, who shall serve an initial term of twenty six months;

(ii)  the Ad Hoc Noteholder Group shall select one of five directors, who shall serve for an initial term of thirty nine months;

(iii)   the Equity Committee shall select one of five directors, who shall serve for an initial term of twenty six months and must be reasonably acceptable to the Debtors;

(iv) the Ad Hoc Noteholder Group shall select one of five directors, who shall serve for an initial term of thirty nine months and must be reasonably acceptable to the Debtors; and

(v)   one director will be the chief executive officer of Reorganized Core and shall serve for an initial term of thirteen months.

After the Effective Date, the nomination and appointment of directors to the board of directors of Reorganized Core will be in accordance with customary nomination procedures for public companies and in accordance with the New Corporate Governance Documents of Reorganized Core, which will not provide the Commitment Parties with any particular nomination or voting rights.

Management Incentive Plan:	Reorganized Core will have a post-Effective Date equity-based Management Incentive Plan in the amount of up to 10% of the Common Stock outstanding on a fully diluted basis, the terms of which, including with respect to form, structure, vesting, and allocation of amount, shall be determined by the New Board taking into consideration then-current market practices for similarly situated companies.

Employment Agreements:	Certain employment agreements may be negotiated with members of Reorganized Core’s executive management team and included in the Plan Supplement.

Tax Considerations:	The Debtors and the Commitment Parties shall cooperate in good faith to structure the ERO in a tax-efficient manner.

11

Substantial Contribution Claim:	The Debtors shall support a motion for a substantial contribution claim for professional fees and expenses incurred on behalf of the Ad Hoc Group of Equity Security Holders; provided that, any fees paid by the Debtors on account thereof shall reduce, on a dollar for dollar basis, the amount of Reorganized Core Common Stock distributed to the Debtors’ existing equity security holders; provided further that, if (i) the Equity Committee does not affirmatively support the Plan or (ii) the Equity Committee or any of its members (each in their capacity as an existing equity holder), other than Foundry Digital, LLC, objects to the approval of the Disclosure Statement or confirmation of the Plan, the Debtors may object to any such motion for a substantial contribution claim.

12

EXHIBIT A

List of Commitment Parties

Commitment Party	Backstop Funding Amount		Backstop Commitment Percentage
Brent Christopher Berge 2012 Trust Dated 12-24-12	[Redacted	]	[Redacted	]
Wesley Hoaglund	[Redacted	]	[Redacted	]
Gary Rosenbach	[Redacted	]	[Redacted	]
Kieran Duffy	[Redacted	]	[Redacted	]
Brian Sweicinski	[Redacted	]	[Redacted	]
Lukasz Gottwald	[Redacted	]	[Redacted	]
Mike Levitt	[Redacted	]	[Redacted	]
Aaron Baker	[Redacted	]	[Redacted	]
Alan Polsky	[Redacted	]	[Redacted	]
Byron Biggs	[Redacted	]	[Redacted	]
Darin Feinstein	[Redacted	]	[Redacted	]
David M. (Mike) Talla	[Redacted	]	[Redacted	]
Gerry Ridgely	[Redacted	]	[Redacted	]
Grady Roberts	[Redacted	]	[Redacted	]
Harrison Capital LLC	[Redacted	]	[Redacted	]
Jim Trester	[Redacted	]	[Redacted	]
Kevin Turner	[Redacted	]	[Redacted	]
Lawrence Rudolph	[Redacted	]	[Redacted	]
MPM Life LLC	[Redacted	]	[Redacted	]
Mike Lewis	[Redacted	]	[Redacted	]
Randall Hale	[Redacted	]	[Redacted	]
W5 Family Trust	[Redacted	]	[Redacted	]
Joe Judson	[Redacted	]	[Redacted	]
Adam Sullivan	[Redacted	]	[Redacted	]
Michael T. Scimo	[Redacted	]	[Redacted	]
Stefan Amling	[Redacted	]	[Redacted	]
Weston Adams	[Redacted	]	[Redacted	]
Matt Stringfellow	[Redacted	]	[Redacted	]
William D. Miller	[Redacted	]	[Redacted	]
Deutsch Family Investment Partnership	[Redacted	]	[Redacted	]
Todd Deutsch	[Redacted	]	[Redacted	]

	$37,100,000.00		100.000%